UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
May 17, 2010

TNP Strategic Retail Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-154975	90-0413866
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1900 Main Street, Suite 700
Irvine, California 92614
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (949) 833-8252
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On May 17, 2010, TNP Strategic Retail Trust, Inc. (the “Company”) issued a press release announcing that the Board of Directors of the Company had authorized an increase to the Company’s previously declared monthly cash distribution from $0.05625 to $0.05833 per share of the Company’s common stock, contingent upon the closing of the Company’s proposed acquisition of an approximately 170,275 square foot multi-tenant retail center located in Honolulu, Hawaii (the “Waianae Property”). The new monthly distribution amount represents an annualized distribution of $0.70 per share of the Company’s common stock and is expected to begin in the calendar month following the closing of the Company’s acquisition of the Waianae Property.
     The acquisition of the Waianae Property is subject to substantial conditions to closing, including: (1) the sale of a sufficient number of shares of the Company’s common stock in the Company’s initial public offering to fund a portion of the purchase price for the Waianae Property; (2) the final approval of the servicer for the existing indebtedness on the Waianae Property for such indebtedness to be assumed by the indirect wholly owned subsidiary of the Company that will acquire the Waianae Property and the receipt of other applicable third-party consents; and (3) the absence of a material adverse change to the Waianae Property prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Waianae Property. A copy of the Company’s press release, which is hereby incorporated into this Item 8.01 in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated May 17, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.
Date: May 21, 2010	By:	/s/ Wendy J. Worcester
Wendy J. Worcester
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 17, 2010